EXHIBIT 4.10


                               SECOND AMENDMENT TO
                         SECOND RESTATED LOAN AGREEMENT



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                               SECOND AMENDMENT TO
                         SECOND RESTATED LOAN AGREEMENT


     This Second Amendment to Second Restated Loan Agreement ("Amendment") is entered into and is effective as of March 31, 1996, by and among NATIONSBANK OF TEXAS, N.A. ("Bank"), THE LEATHER FACTORY, INC., a Delaware corporation ("Borrower"), and THE LEATHER FACTORY, INC., a Texas corporation, and ROBERTS, CUSHMAN & COMPANY, INC., a New York corporation (together hereinafter referred to as "Guarantors"). This Amendment amends a Second Restated Loan Agreement dated as of July 24, 1995, by and among Bank, Borrower and Guarantors, as amended by a First Amendment to Second Restated Loan Agreement dated as of December 31, 1995 ("Loan Agreement"), and for purposes of this Amendment, the capitalized terms used herein shall have the same meaning as assigned to them in the Loan Agreement, except as otherwise provided herein.

     WHEREAS, Borrower is in default under certain financial covenants contained in the Loan Agreement and Borrower has requested Bank to: (i) forbear exercising its legal rights arising from the default for a specified period of time; and
(ii) amend the Loan Agreement in certain respects, and Bank has agreed to the same subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Borrower, Bank and Guarantors hereby agree as follows:

     1. Existing Defaults. Borrower acknowledges that it is in default of the Borrowing Base under Section 2D and certain financial covenants under Section 4A of the Loan Agreement ("Existing Defaults") as follows:


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                                                     Actual            Required
                                                     ------            --------

                  Borrowing Base
                  (Multiple of Net Income)             5.5                3.5

                  Total Liabilities/
                  Tangible Net Worth                   3.27               2.75

                  EBITDA Ratio                         3.77               2.50

                  Cash Flow Ratio                      0.99               1.50

     2. Waiver. The Bank agrees that from the effective date hereof until June 30, 1996 ("Waiver Period"), it will not make demand or institute legal proceedings to enforce collection of the Loans; provided, however, Bank's temporary waiver in exercising these rights and remedies will be conditioned upon there being no other default under the Loan Documents, and in the event any such default occurs, this Agreement will become null and void and the Bank may exercise any and all rights and remedies available at law or in equity. At the end of the Waiver Period, the Bank's waiver of the Existing Defaults will cease, and Borrower will be subject to compliance with the Borrowing Base set forth in
Section 2D and the financial covenant ratios set forth in Section 4A of the Loan Agreement, as well as all other terms and provisions of the Loan Documents.

     3. Amendments to Loan Documents. The Loan Documents are amended as follows:

     (a) Revolving Line Maturity. The maturity of the Revolving Line set forth in the Promissory Note dated July 24, 1995, in the face amount of $10,000,000.00, executed by Borrower and payable to the order of Bank, is extended from March 31, 1997 to June 30, 1997.

     (b) Prime Rate Option. Paragraph 2B(i) of the Loan Agreement is hereby amended to read in its entirety as follows:


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          (i)  Prime Rate Option.  A rate equal to the Prime Rate established by
               Bank from time to time, being the variable rate of interest announced by Bank from time to time as its general reference rate of interest charged on similar loans, which rate of interest may not be the lowest rate of interest charged by the Bank to other borrowers, plus the "Applicable Percentage" set forth below, determined based upon Borrower's compliance, as reflected in the most recent Compliance Certificate, as defined herein, furnished to Bank of the EBITDA Ratio ("Prime Rate Option"):

               Applicable Percentage                EBITDA Ratio
               ---------------------                ------------

                      0.0 %                          Under 3.01
                      0.25%                    3.01 to 1.0 - 4.0 to 1.0
                      0.50%                    4.01 to 1.0 and greater

     (c) Libor Rate Option. The Applicable Percentages set forth in Paragraph 2B(ii) of the Loan Agreement are hereby amended by adding the following:

               Applicable Percentage                EBITDA Ratio
               ---------------------                ------------

                      2.50%                    2.26 to 1.0 - 3.0 to 1.0
                      2.75%                    3.01 to 1.0 - 4.0 to 1.0
                      3.0 %                    4.01 to 1.0 and greater

     4. Waiver Fee. As additional consideration for the Bank's waiver of the Existing Defaults during the Waiver Period, Borrower will pay the Bank a fee equal to $10,000.00 simultaneously with the execution of this Agreement.

     5. No Waiver. The Bank's waiver of the Existing Defaults will not be construed as a waiver of the Existing Defaults after the Waiver Period or a waiver of any other default now existing or hereafter arising under the Loan Documents, or a waiver of any rights, remedies or recourses available to Bank or an election of remedies resulting from any default under the Loan Documents.

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     6. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

     7. Representations and Warranties. Borrower and Guarantors hereby represent and warrant to the Bank that: (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrower and will not violate the Certificate and/or Articles of Incorporation or Bylaws of Borrower; (b) the officers executing this Amendment on behalf of Borrower have been authorized by the Board of Directors to execute this Amendment and any and all other Loan Documents to be executed and/or delivered in connection herewith; (c) the representations and warranties contained in the Loan Agreement, as amended hereby, and the other Loan Documents are true and correct on and as of the date hereof as though made on and as of each such date; (d) except for the Existing Defaults, no default under the Loan Agreement, as amended hereby, has occurred and is continuing; (e) except for the Existing Defaults, Borrower and Guarantors are in full compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents, as amended hereby; and (f) Borrower has not amended its Certificate and/or Articles of Incorporation or its Bylaws since the date of the Loan Agreement.

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     8. Survival of  Representations  and Warranties.  All  representations  and warranties made in the Loan Agreement or any other Loan Documents, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Bank or any closing shall affect the representations and warranties or the right of the Bank to rely upon them.

     9. Reference to Loan Agreement. The Loan Agreement and each of the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference to the Loan Agreement and such other Loan Documents to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

     10. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     11. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Bank, Borrower and Guarantors, and their respective heirs, executors, successors and assigns, except that Borrower and Guarantors may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank.

     12. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

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     13.  Headings.  The  headings,  captions  and  arrangements  used  in  this
Amendment are for convenience only and shall not affect the interpretation of this Amendment.

     14. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Texas and applicable United States federal law, and is performable by Borrower and Guarantors in the county or city of Bank's address set out in the Loan Agreement, and they expressly waive any objection as to venue in such location.

     15. NO FURTHER AGREEMENTS. THIS WRITTEN AGREEMENT, AND THE OTHER LOAN DOCUMENTS SPECIFICALLY REFERENCED HEREIN, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.


                                      BANK:

                                           NATIONSBANK OF TEXAS, N.A.



                                           By:/s/ Eric Kosmin
                                              ----------------
                                              ERIC KOSMIN, Vice President


                                      BORROWER:

                                           THE LEATHER FACTORY, INC., a Delaware
                                                corporation


                                           By:/s/ John Tittle, Jr.
                                              --------------------
                                              JOHN TITTLE, JR., Chief Financial
                                                Officer and Treasurer


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                                      GUARANTORS:

                                           THE LEATHER FACTORY, INC., a Texas
                                                corporation



                                           By:/s/ John Tittle, Jr.
                                              --------------------
                                              JOHN TITTLE, JR., Chief Financial
                                                 Officer and Treasurer



                                           ROBERTS, CUSHMAN & COMPANY, INC., a
                                                New York corporation



                                           By:/s/ John Tittle, Jr.
                                              --------------------
                                              JOHN TITTLE, JR., Chief Financial
                                                 Officer and Treasurer


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